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                                                                   EXHIBIT 23(d)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-68100 and 33-69554 of Texas Utilities Electric Company on Form S-3 of our report dated February 29, 1996, which report includes an explanatory paragraph concerning Texas Utilities Electric Company's change during 1995 in its method of accounting for the impairment of long-lived assets and for long-lived assets to be disposed of to conform with Statement of Financial Accounting Standards No. 121, appearing in this Annual Report on Form 10-K of Texas Utilities Electric Company for the year ended December 31, 1995.

DELOITTE & TOUCHE LLP

Dallas, Texas
February 29, 1996